UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 8, 2008

(Date of earliest event reported)

SOUTHERN STAR ENERGY INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30299 (Commission File Number)	20-2514234 (IRS Employer Identification No.)

110 CYPRESS STATION DRIVE, SUITE 152, HOUSTON, TEXAS 77090

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (832) 375-0330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

Agreement with Imperial Capital, LLC

On August 8, 2008, the Company entered into that certain Agreement with Imperial Capital, LLC (“Imperial”). Pursuant to the Agreement, the Company terminated a letter agreement dated June 8, 2007, as amended on April 23, 2008 (“Letter Agreement”), under which Imperial had acted as a financial advisor to the Company. In consideration of this termination, the Company paid to Imperial $90,000 in cash, agreed to pay Imperial in cash the amount of 3% of the gross proceeds of each funding in excess of the initial $5 million borrowing base which the Company receives under that certain Amended and Restated $25,000,000 Senior First Lien Secured Credit Agreement with Macquarie Bank Limited and other lenders (as described in the Company’s Current Report on Form 8-K filed on July 18, 2008) until Imperial has received $750,000, and issued to Imperial a warrant to purchase 1,250,000 shares of common stock of the Company. Imperial has released and forever discharges the Company from any and all claims which Imperial had or may have arising out of the Letter Agreement. All information and documents provided to Imperial by the Company in connection with the Letter Agreement or otherwise shall be treated by Imperial as confidential.

Item 1.02	Termination of a Material Definitive Agreement.

On August 8, 2008, the Company terminated a letter agreement dated June 8, 2007, as amended by a addendum agreement executed on April 23, 2008, under which Imperial agreed, among other things, to act as the Company’s financial advisor. The terms and conditions of this termination are described in Item 1.01 above, which is incorporated herein by reference.

Item 3.01	Unregistered Sale of Equity Securities.

As part of the consideration for the Agreement with Imperial described in Item 1.01 above, and pursuant to the terms thereof, we issued to Imperial a warrant to purchase up to 1,250,000 shares of our common stock at an exercise price of $1.00 per share (“Warrant 3”). The effective date of Warrant 3 is August 8, 2008 and Warrant 3 expires on July 11, 2013.

If the volume weighted average of the sales price of our common shares for the number of trading days during any 90-day period is equal to or greater than 200% of the sales price of the common shares on August 8, 2008 and the average 10-day volume of common shares traded during the preceding 30-day period is equal to or greater than the volume of common stock which would be issued under Warrant 3 upon the exercise thereof, our company can require Imperial to exercise Warrant 3.

Warrant 3 contains standard anti-dilution rights that protect Imperial’s exercise price and number of common shares purchasable for stock-splits, stock dividends and recapitalizations and similar events. Warrant 3 also has a cashless exercise provision. If the fair market value of one common share is greater than the exercise price, in lieu of exercising Warrant 3 for cash, Imperial can elect to receive common shares equal to the value of Warrant 3. Warrant 3 also gives Imperial a right to demand that we register the shares of our common stock underlying the warrant if we register any of our securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”)  for sale to the public.

Warrant 3 was placed pursuant to exemptions from the registration requirements provided under Section 4(2) of the Securities Act on the basis that the transaction did not involve a public offering of the warrant.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN STAR ENERGY INC. (Registrant)

Dated: August 13, 2008	By: /s/ William David Gibbs William David Gibbs Chief Executive Officer, President, Secretary and Treasurer